Exhibit 10.2

                                                                 August 23, 2000

Mr. Marc D. Tokayer
Chairman and CEO
TTR Technologies
2 Hanagar St., POB 2295
Kfar-Saba, 44425

ISRAEL

Dear Mr. Tokayer:

      This will confirm the understanding and agreement (the "Agreement") between TTR Technologies and its subsidiaries (collectively, the "Company") and BlueStone Capital Partners, L.P. ("BlueStone") as follows:

      1. The Company hereby engages BlueStone as the Company's financial advisor with respect to advice relating to strategic and financial matters, including capital structure, shareholder profile, proposed financing strategies, enhancing shareholder value and other similar financial matters. BlueStone shall also assist the Company with increasing the financial community's awareness of the Company and its prospects.

      2. This Agreement shall be effective for a period of one year, commencing upon the execution hereof and shall be extended on mutually acceptable terms unless terminated on ten days written notice by either party to the other party.

      3. In consideration for the services rendered by BlueStone to the Company pursuant to this Agreement, upon the execution hereof, the Company shall pay to BlueStone a non-refundable retainer fee of $50,000. Additionally, the Company shall issue to BlueStone and/or its designees warrants to purchase 200,000 shares of the Company's Common Stock, which warrants shall vest as follows:
100,000 at the signing of the engagement letter and the remainder in seven equal monthly installments beginning thirty days after the signing of this engagement letter. If the Company terminates Bluestone without cause, then Bluestone would receive any unvested warrants within three business days of termination. If Bluestone terminates this Agreement without cause, then it would forfeit any unvested warrants. If the Company is the subject of a merger and acquisition transaction during that period, the unvested warrants wold vest and be immediately exercisable. Additional terms relating to the warrant shall be as follows: (i) exercise price shall be $7.50 per share; (ii) exercise period shall be five years from the date of issuance; and (iii) for the first two years, the warrant shall not exercisable unless the Company's Common Stock has traded at or above $10 per share for the 15 trading days preceding the date of exercise (unless the Company is the subject of a merger and acquisition transaction during that period, in which case the warrant would be exercisable). The terms and conditions of the warrants shall be set forth more fully in a separate warrant agreement to be executed by BlueStone and the Company, and shall give BlueStone and its designees two piggyback registration rights for , for a period of five years at the expense of the Company (except for Bluestone's share of underwriting commissions, if any) and subject to standard underwriter imposed restrictions or limitation (in the case of an underwritten offer). The warrant shall contain standard dilution provisions for stock combinations and stock splits and a provision allowing for cashless exercise of such warrants.

      4. The Company shall reimburse BlueStone for out-of-pocket and incidental expenses incurred in connection with the engagement hereunder, promptly as requested, provided that any amount expended in excess of $500 shall be pre-approved in writing by the Company.

      5. Any advice, either oral or written, provided to the Company by BlueStone hereunder shall not be publicly disclosed or made available to third parties without the prior written consent of BlueStone, except as may be required under applicable law or by court order of a court of competent jurisdiction. In addition, BlueStone may not be otherwise publicly referred to without its prior consent. Notwithstanding the foregoing, Bluestone acknowledges and agrees that the Company and its auditors, in compliance with the Company's reporting obligation under applicable securities laws, may be required to disclose the terms of the agreement and that the Company is required to publicly file a copy of this agreement in compliance therewith. Accordingly, Bluestone agrees that the Company's compliance with its obligations under applicable law shall not be deemed a violation of the provisions of this Paragraph 5 of this Agreement.

      6. The Company recognizes and confirms that in fulfilling its engagement hereunder, BlueStone will use and rely on data, material and other information furnished to BlueStone by the Company. The Company acknowledges and agrees that in performing its services under this engagement, BlueStone may rely upon the data, material and other information supplied by the Company without independently verifying its accuracy, completeness or veracity. The Company represents and warrants to BlueStone that all such information concerning the Company provided by the Company in response to requests made by BlueStone or otherwise, will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that BlueStone will be using and relying upon such information supplied by the

Company and its officers, agents and others and any other publicly available information concerning the Company which was prepared and authorized by the Company without any independent investigation or verification thereof or independent appraisal by BlueStone of the Company or its business or assets.

      7. Since BlueStone will be acting on behalf of the Company in connection with this engagement, the Company agrees to indemnify BlueStone as set forth in a separate letter agreement, dated the date hereof, between BlueStone and the Company.

      8. This Agreement is delivered in the State of New York and shall be construed and enforced in accordance with and governed by, the laws of the State of New York, without giving effect to its conflict of law principles. The parties hereto hereby agree that any action, proceeding or claim against it arising out of or in any way related to this Agreement shall be brought and enforced in the courts of the State of New York or the United States of America for the Southern District of New York and irrevocably submits to such exclusive jurisdiction, and hereby irrevocable waives any objection to such exclusive jurisdiction or inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Bluestone hereunder is expressly and irrevocably waived.

      9. This Agreement represents the entire understanding between the parties respecting the subject matter hereof and supersedes any prior understanding, agreement, or arrangement. This Agreement may not be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument.

      BlueStone is delighted to accept this engagement and looks forward to working with you on this assignment. If the foregoing correctly sets forth the understanding between BlueStone and the Company with respect to this agreement, please so indicate by signing the enclosed duplicate in the place provided below, whereupon this letter shall constitute a binding agreement as of the date first above written.

                                    BLUESTONE CAPITAL PARTNERS L.P.


                                    By: /s/ Jimmie L. Sundstrom
                                        -----------------------
                                        Jimmie L. Sundstrom
                                        Managing Director
Accepted and Agreed:

TTR TECHNOLOGIES, INC.


By: /s/ Marc D. Tokayer
    -----------------------
    Marc D. Tokayer
    Chairman and CEO